Addendum to Custody Agreement
for Special Assets

This Addendum to Custody Agreement for Special Assets is made by and between FSI Low Beta Absolute Return Fund ("Principal") and Union Bank, N.A. ("Custodian") with reference to that certain Custodian Agreement dated December 19, 2012 (the "Agreement").

Principal and Custodian desire to enter into this Addendum to govern the custody arrangement between Principal and Custodian for Special Assets, as hereinafter defined. The terms and conditions of this Addendum are in addition to and supplement the terms and conditions of the Agreement and, unless otherwise expressly stated, the terms and conditions of the Agreement remain in full force and effect. Therefore, Principal and Custodian agree as follows:

1.   DEFINITIONS.

All capitalized terms used herein shall be defined as set forth in the Agreement unless otherwise provided. Certain terms used in this Addendum are defined as follows:

1.1  Authorized Agent. Authorized Agent means any Investment Manager, Accountant, Attorney or other representative duly appointed by Principal to act on Principal's behalf with regard to one or more Special Asset(s).

1.2  Special Assets. Special Assets means all property to be deposited to the Account listed on Exhibit A hereto.

2.   APPOINTMENT AS AGENT.

2.1  Appointment. Principal hereby appoints Custodian as custodian for all Special Assets held in the Account and directs Custodian to hold Special Assets pursuant to the provisions of the Agreement as modified by this Addendum.

2.2  Power to Enter Agreement. The parties hereby represent and warrant that they have the power to enter into this Addendum; that any Authorized Representative has been properly appointed; that all instructions given to Custodian shall be made in accordance with applicable law and regulation.

3.   CUSTODY AND REGISTRATION.

3.1  Recognition of Special Assets. Notwithstanding any other provision in the Agreement, Custodian's sole duty and responsibility with respect to each Special Asset shall be to list each Special Asset on the asset statement at the carry value specified to Custodian in writing by Principal or Authorized Agent in accordance with Section 8.

3.2  Identification of Special Assets. Custodian shall have no duty or obligation to hold, verify or perfect title or ownership to any Special Asset, review or make recommendations as to the disposition of such Special Asset or to authenticate the existence, value, or nature of any Special Asset.

4.   CORPORATE ACTIONS, PROXIES AND LITERATURE

Other than proxies, corporate actions and other notices from the issuer of any Special Asset that are actually delivered to Custodian, Custodian shall have no duty to forward to Principal or Authorized Agent or retain any notices, correspondence or other communication it may receive relating to any Special Asset unless required to do so by law, and shall have no duty or obligation to fake any action of any kind with respect to any Special Asset. Custodian shall deliver ail proxies, corporate actions and other notices

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required to be delivered hereunder to the Principal or Investment Manager, as the case may be, within a reasonable time after Custodian receives them.

5.   INSTRUCTIONS.

All instructions from Principal and any Authorized Agent are subject to Section 16 of the Agreement.

6.   REPRESENTATION AND WARRANTS.

6.1   Investment Accreditation. Principal hereby certifies to Custodian that Principal meets any and ail required accreditation or other standards needed to invest in any Special Asset and that no license of any nature or consent by any governmental entity is required in connection with the ownership of any Special Asset.

6.2   Investment Due Diligence. Principal hereby represents that Principal or Principal's Authorized Agent has completed such due diligence as needed to confirm the value and substance of each and every Special Asset, including, but not limited to any credit questions regarding any Special Asset. Principal confirms that he or she is fully responsible for any matters which may arise in regard to any Special Asset.

7.   ACCOUNTING AND REPORTING.

Special Assets will be listed on the asset statement at the carry value which has been specified to Custodian in writing by Principal or Principal's Authorized Agent. Principal represents that each Special Asset is currently valued at the amount specified in writing to Custodian and agrees to furnish Custodian with written valuation updates for any Special Asset as deemed appropriate by Principal which Custodian shall rely on and report to the taxing authorities as required. Custodian shall have no independent duty or obligation to verify or ascertain market value or to request or obtain valuation updates.

8.   COMPENSATION AND OTHER CHARGES.

Fees and charges relating to "Special Assets" are outlined in the Account's current fee schedule as fees for DTC ineligible transactions, copy attached.

9.   LIMITED POWER OF ATTORNEY.

The limited power of attorney granted by Principal to Custodian in Sections 5 and 6 of the Agreement shall not apply to the Special Assets.

10.  INDEMNIFICATION.

Principal and Custodian agree that the indemnification provisions set forth in Section 19 of the Agreement shall apply to Special Assets.

11.  AMENDMENT AND TERMINATION.

11.1   Amendment.  This Addendum may be amended only by a written agreement executed by Custodian and Client.

11.2   Termination. This Addendum may be terminated upon 90 days' written notice from one party to the other unless the parties agree on a different time period. Upon termination, Custodian shall have a reasonable amount of time to transfer the Special Assets held in the Account either to a successor custodian appointed by Principal or to Principal.

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12.  EFFECTIVE DATE.

This Special Assets Addendum shall be effective upon the date of receipt and acceptance by the Custodian of the Special Assets.

BY PRINCIPAL		ACCEPTED: Union Bank, N.A.

By:	/s/ Gary W. Gould	By:	/s/ Theresa A. Moore

Name	Gary W. Gould	By:	Theresa A. Moore

Title:	CEO	Title:	VP

Date:	11-25-13	Date:	11-25-13

By:	/s/ Michael J. McKeen	By:	/s/ Margaret Bond

Name:	Michael J. McKeen	Name:	Margaret Bond

Title:	Treasurer, PFO	Title:	Vice President

Date:	11-12-13	Date:	11-25-13

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